                                                                     Exhibit 2.1


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

                                              )
In re:                                        )      Chapter 11
                                              )
ANC RENTAL CORPORATION, ET AL.,               )      Case No. 01-11200 (MFW)
                                              )      (Jointly Administered)
                        Debtors.              )



                  AMENDED JOINT CHAPTER 11 LIQUIDATING PLAN OF
                 THE DEBTORS AND STATUTORY CREDITORS' COMMITTEE




Dated:    Wilmington, Delaware
          April [  ], 2004


FOR THE DEBTORS:

BLANK ROME LLP                       FRIED, FRANK, HARRIS SHRIVER & JACOBSON LLP
Bonnie Glantz Fatell                 Janice Mac Avoy
1201 Market Street, Suite 800        One New York Plaza
Wilmington, Delaware 19801           New York, New York 10004-1980
Phone:   (302) 425-6400              Phone:   (212) 859-8000
Fax :    (302) 425-6464              Fax:     (212) 859-4000

-and-


FOR THE STATUTORY CREDITORS' COMMITTEE:

YOUNG CONAWAY STARGATT & TAYLOR, LLP            WILMER CUTLER PICKERING LLP
Brendan L. Shannon                              Andrew N. Goldman
The Brandywine Building                         399 Park Avenue
1000 West Street, 17th Floor                    New York, New York  10022
P.O. Box 391                                    Phone:   (212) 230-8800
Wilmington, Delaware  19899-0391                Fax:     (212) 230-8888
Phone:   (302) 571-6600
Fax:     (302) 571-1253


                                TABLE OF CONTENTS
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                                                                                                                ----


ARTICLE ONE DEFINITIONS.......................................................................................... 1


ARTICLE TWO TREATMENT OF ADMINISTRATIVE EXPENSES.................................................................11

                           2.1.     Administrative Expenses......................................................11
                           2.2.     Administrative Expense Procedures............................................11
                           2.3.     Professional Fee Procedures..................................................12

ARTICLE THREE TREATMENT OF PRIORITY TAX CLAIMS...................................................................12

                           3.1.     Priority Tax Claims..........................................................12
                           3.2.     Full Settlement..............................................................12

ARTICLE FOUR CLASSIFICATION OF CLAIMS AND INTERESTS..............................................................13

                           4.1.     Designation of Classes Pursuant to Sections 1122 and 1123(A)(1)
                                    of the Bankruptcy Code.......................................................13
                           4.2.     Claims.......................................................................13
                           4.3.     Interests....................................................................13

ARTICLE FIVE IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT IMPAIRED BY THIS PLAN............13

                           5.1.     Classes of Claims and Interests Impaired by This Plan and Entitled to Vote...13
                           5.2.     Classes of Claims Not Impaired by This Plan and Conclusively Presumed
                                    to Accept This Plan..........................................................13
                           5.3.     Classes of Claims and Interests Impaired by This Plan and Deemed Not
                                    to Have Accepted This Plan...................................................13

ARTICLE SIX TREATMENT OF CLAIMS AND INTERESTS....................................................................14

                           6.1.     Secured Claims...............................................................14
                           6.2.     Other Priority Claims (Class 1)..............................................14
                           6.3.     General Unsecured Claims (Class 2)...........................................15
                           6.4.     Intercompany ANC Claims (Class 3)............................................15
                           6.5.     ANC Common Stock Interests (Class 4).........................................15

ARTICLE SEVEN ACCEPTANCE OR REJECTION OF THIS PLAN; EFFECT OF REJECTION BY ONE OR MORE IMPAIRED
                           CLASSES OF CLAIMS OR INTERESTS........................................................16

                           7.1.     Impaired Classes of Claims Entitled to Vote..................................16
                           7.2.     Acceptance by an Impaired Class of Creditors.................................16
                           7.3.     Classes of Claims and Interests Not Impaired by This Plan and
                                    Conclusively Presumed to Accept This Plan....................................16
                           7.4.     Classes of Claims and Interests Deemed Not to Have Accepted This Plan........16
                           7.5.     Confirmation Pursuant to Section 1129(B) of the Bankruptcy Code..............16

ARTICLE EIGHT UNEXPIRED LEASES AND EXECUTORY CONTRACTS...........................................................16

                           8.1.     Rejection of Executory Contracts and Unexpired Leases........................16
                           8.2.     Bar Date for Rejection Damages...............................................16


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
ARTICLE NINE IMPLEMENTATION OF THIS PLAN.........................................................................17

                           9.1.     the Liquidating Trust........................................................17
                           9.2.     Initial Distribution of Assets and Creation of Reserves and Accounts.........19
                           9.3.     Interim and Final Distributions to Priority Claimants and General
                                    Unsecured Creditors From the Liquidating Trust...............................20
                           9.4.     De Minimis Distributions.....................................................22
                           9.5.     Release of Claims............................................................23
                           9.6.     Indemnification Obligations..................................................23
                           9.7.     Substantive Consolidation....................................................24
                           9.8.     Retention and Enforcement of Causes of Action and Debtor Claims..............25

ARTICLE TEN PROVISIONS COVERING DISTRIBUTIONS....................................................................25

                           10.1.    Timing of Distributions Under This Plan......................................25
                           10.2.    Allocation of Consideration..................................................25
                           10.3.    Cash Payments................................................................25
                           10.4.    Payment of Statutory Fees....................................................25
                           10.5.    No Interest..................................................................25
                           10.6.    Withholding of Taxes.........................................................26

ARTICLE ELEVEN PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND AVOIDANCE ACTIONS....................................26

                           11.1.    Objections to Claims.........................................................26
                           11.2.    Procedure....................................................................26
                           11.3.    Payments and Distributions With Respect to Disputed Claims...................26
                           11.4.    Setoffs......................................................................27
                           11.5.    Avoidance Actions............................................................27

ARTICLE TWELVE DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS OF CLAIMS.........................................27

                           12.1.    Injunction and Exculpation...................................................27
                           12.2.    Guaranties...................................................................28
                           12.3.    Liberty Mutual Insurance Company.............................................28
                           12.4.    Autonation...................................................................28

ARTICLE THIRTEEN CONDITIONS PRECEDENT TO  CONFIRMATION ORDER AND EFFECTIVE DATE..................................28

                           13.1.    Conditions Precedent to Entry of the Confirmation Order......................28
                           13.2.    Conditions Precedent to the Effective Date...................................29
                           13.3.    Waiver of Conditions.........................................................30

ARTICLE FOURTEEN MISCELLANEOUS PROVISIONS........................................................................30

                           14.1.    Bankruptcy Court to Retain Jurisdiction......................................30
                           14.2.    Binding Effect of This Plan..................................................31
                           14.3.    Authorization of Corporate Action............................................31
                           14.4.    Effectuating Documents; Further Transactions.................................31
                           14.5.    Transactions On Business Days................................................31
                           14.6.    Cancellation of Existing Securities and Agreements...........................31
                           14.7.    Withdrawal of This Plan......................................................33
                           14.8.    Captions.....................................................................33


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                                     - ii -
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

                           14.9.    Method of Notice.............................................................33
                           14.10.   Dissolution of Committees....................................................34
                           14.11.   Amendments and Modifications to Plan.........................................35
                           14.12.   Section 1125(E) of the Bankruptcy Code.......................................35
                           14.13.   Post-confirmation Obligations................................................35
                           14.14.   Deutsche Bank Securities Inc.................................................35


                ANC and its subsidiaries listed on Schedule I, as debtors and debtors-in-possession (collectively, the "Debtors"), together with its Statutory Creditors' Committee (the "Committee"), hereby propose the following amended joint chapter 11 liquidating plan pursuant to section 1121(a) of the Bankruptcy Code. This Plan provides for the distribution of the net proceeds realized from the liquidation of the Debtors' assets and from agreements reached with Vanguard Car Rental USA Inc. (as more fully described herein) in accordance with the priorities established by the Bankruptcy Code and the provisions of this Plan.

                                   ARTICLE ONE

                                   DEFINITIONS

                Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless the context requires otherwise, the following words and phrases shall have the meanings set forth below:

                ADMINISTRATIVE EXPENSE: Any right to payment consisting of a cost or expense of administration of the Chapter 11 Cases (including, without limitation, professional fees and expenses) under section 503(b) of the Bankruptcy Code.

                AD VALOREM TAX CLAIM: Any Secured Claim of a state or local government arising out of unpaid ad valorem tax liability.

                AD VALOREM TAX CLAIM ESCROW: The escrow account established pursuant to paragraph 8 of the Sale Order "for the payment of ad valorem tax liens", which escrow shall be controlled and managed by the Liquidating Trustee.

                AFFILIATE: As defined in section 101(2) of the Bankruptcy Code.

                ALLOWED: With respect to Claims and Interests, (a) any Claim against or Interest in a Debtor, proof of which is timely filed, or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim or Interest that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no timely proof of claim has been filed, or (c) any Claim allowed pursuant to this Plan or by prior Order of the Bankruptcy Court; PROVIDED, HOWEVER, that with respect to any Claim or Interest described in clauses (a) or (b) above, such Claim or Interest shall be allowed only if (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim or Interest shall have been allowed by either (y) a Final Order (but only to the extent allowed by such Final Order and only if such allowance was not solely for the purpose of voting to accept or reject this
Plan) or (z) a schedule filed in the Chapter 11 Cases by the Liquidating Trustee of Allowed Claims based upon agreement with the Holder of the Claim and the Liquidating Trustee which may be filed from time to time. Except as otherwise specified in this

Plan or a Final Order of the Bankruptcy Court, the amount of an Allowed Claim shall not include interest on such Claim from and after the Filing Date.

                ANC: ANC Rental Corporation, a Delaware corporation.

                ANC COMMON STOCK: The common stock of ANC, par value $.01 per share, issued and outstanding as of the Filing Date.

                ANC COMMON STOCK INTEREST: Any Interest evidenced by ANC Common Stock or any Claim, if any, relating to ANC Common Stock that is subordinated under section 510(b) of the Bankruptcy Code and any other Interest other than Subsidiary Common Stock Interests.

                ASSET PURCHASE AGREEMENT: The Asset Purchase Agreement, dated as of June 12, 2003, as amended, by and among ANC Rental Corporation and certain of its subsidiaries, as Sellers, and Vanguard Car Rental USA Inc. and/or any direct or indirect subsidiaries of Cerberus affiliates of Cerberus or any newly formed entity affiliated with Cerberus, as Cerberus may in its sole discretion designate, as Purchaser, and Cerberus.

                AUTONATION SETTLEMENT PROCEEDS: Pursuant to the order entered by the Bankruptcy Court on May 13, 2003 approving a settlement agreement among the Debtors, AutoNation and the Committee, AutoNation agreed, upon termination of its guaranty or the additional credit support that it agreed to provide, to make payments to the Liquidating Trust, in an amount equal to one-half of the released credit support, less any payments made by AutoNation on account of the credit support, all as more fully described in said settlement agreement.

                AVIS/HERTZ CLAIMS: The Debtor Claims that may be asserted against Avis and Hertz for their predatory or anti-competitive actions in connection with the Debtor's airport consolidation program.

                AVOIDANCE ACTIONS: All preference or other avoidance claims and actions of any Debtor arising under Sections 544 through 553, inclusive, of the Bankruptcy Code or under related federal or state statutes and common law, including fraudulent transfer laws, that are not specified in Section 2.1(ii) of the Asset Purchase Agreement and that are thus retained by the Debtors.

                BALLOT: The form distributed, together with the Disclosure Statement, to holders of Claims in classes that are Impaired and entitled to vote on this Plan for the purpose of indicating acceptance or rejection of this Plan.

                BANKRUPTCY CODE: Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

                BANKRUPTCY COURT: The United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over these Chapter 11 Cases.

                BANKRUPTCY RULES: The Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, each as amended from time to time, as applicable to the Chapter 11 Cases.

                BOARD: The board of directors of the Debtors, as it is constituted on the Confirmation Date.

                BUSINESS DAY: Any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

                BUSINESS INTERRUPTION INSURANCE CLAIM: The Debtor Claim relating to the September 11, 2001 terrorist attacks arising under, but not limited to, Lexington Insurance Policy #852-6825, Continental Casualty Company Policy #RMP1988000988, Allianz Insurance Company Policy #CLP3001018, Royal Indemnity Company Policy #RHD319588, Commonwealth Insurance Company Policy #US3225, Hartford Fire Insurance Company Policy #GX00531, Caliber One Insurance Company Policy # ZS100136602 and Essex Insurance Company Policy # MSP6682.

                BY-LAWS: The By-Laws of the Debtors in effect as of the Filing Date.

                CASH: United States currency, a certified check, a cashier's check or a wire transfer of good funds from any source, or a check drawn on a domestic bank by the Debtors, the Liquidating Trust or other Entity making any distribution under this Plan.

                CAUSE OF ACTION: Any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

                CERBERUS: Cerberus Capital Management, L.P. or any Entity utilized to purchase substantially all of the Debtors' assets.

                CERTIFICATE OF INCORPORATION: The certificate of incorporation of ANC in effect as of the Filing Date.

                CHAPTER 11 CASES: The cases under chapter 11 of the Bankruptcy Code filed by the Debtors that were commenced on the Filing Date, as case number 01-11200 (MFW).

                CLAIM: Any right to (a) payment from a Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

                CLASS: A class of Claims or Interests designated pursuant to this Plan.

                CLASS 1 INTEREST: An uncertificated beneficial interest in the Liquidating Trust representing the right of the holder of the Class 1 Interest to receive the distributions contemplated by Sections 9.3(a), 9.3(c) and 9.3(d).

                CLASS 2 INTEREST: An uncertificated beneficial interest in the Liquidating Trust representing the right of the holder of the Class 2 Interest to receive the distributions contemplated by Sections 9.3(b), 9.3(c) and 9.3(d).

                COLLATERAL: Any property or interests in property of the Debtors or the Debtors' estates that is subject to a valid, binding, enforceable, perfected and unavoidable lien to secure the payment or performance of a Claim of a creditor.

                COMMITTEE: The statutory creditors' committee appointed in these Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, as the same may be constituted from time to time.

                CONFIRMATION DATE: The date on which the Confirmation Order shall be entered on the docket maintained by the Clerk of the Bankruptcy Court with respect to the Chapter 11 Cases.

                CONFIRMATION HEARING: The hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code regarding the confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code.

                CONFIRMATION ORDER: The order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

                CREDITOR: Any Entity that is the holder of a Claim against a Debtor that arose on or before the order for relief in these Chapter 11 Cases or a Claim against a Debtor's estate of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

                D&O INDEMNIFICATION CLAIMS: The meaning ascribed to such term in
Section 9.6 of this Plan.

                D&O INSURANCE: The directors and officers insurance policies maintained by one or more of the Debtors which covers the Debtors' present and former officers, directors, and all such other employees, agents, advisors, representatives or other parties who would be entitled to coverage thereunder.

                DEBTORS: ANC and its subsidiaries listed on Schedule I, as debtors and debtors-in-possession in the Chapter 11 Cases.

                DEBTOR CLAIMS. All Causes of Action and Avoidance Actions that a Debtor may have against any Person other than against an affiliate of the Debtor (including a Non-Debtor Affiliate) that arise prior to the Effective Date and that, as of the Effective Date, have not been waived, settled, released or denied by Final Order of the court having jurisdiction over a proceeding in which such Cause of Action or Avoidance Action was asserted.

                DEFICIENCY CLAIM: The amount by which the total Claim of a holder of a Secured Claim exceeds the amount of such Secured Claim.

                DISCLOSURE STATEMENT: The disclosure statement that relates to this Plan and that has been approved by the Bankruptcy Court as containing adequate information as required by section 1125 of the Bankruptcy Code.

                DISPUTED: With respect to Claims, any Claim that is not Allowed.

                DISPUTED CLAIMS RESERVE TRUSTS: The Disputed General Unsecured Claims Reserve Trust and Disputed Priority Claims Reserve Trust.

                DISPUTED GENERAL UNSECURED CLAIMS RESERVE TRUST: The trust established on the Effective Date by the Liquidating Trustee to provide for the payment of Disputed General Unsecured Claims that are Allowed after the Effective Date.

                DISPUTED PRIORITY CLAIMS RESERVE TRUST: The trust established on the Effective Date by the Liquidating Trustee to provide for the payment of Disputed Priority Claims that are Allowed after the Effective Date.

                DISTRIBUTION RESERVE ACCOUNT: The account to be established by the Liquidating Trust as of the Effective Date (or as soon as reasonably practicable after the Liquidating Trust receives sufficient funds) to hold Cash reserved solely for the purpose of making distributions in respect of Other Secured Claims, Ad Valorem Tax Claims, Allowed Priority Claims and Allowed General Unsecured Claims (and to the Disputed Claims Reserve Trusts in respect of Disputed Priority Claims and Disputed General Unsecured Claims) as provided in this Plan.

                EFFECTIVE DATE: The first Business Day following the day on which (i) the Liquidating Trustee determines that there is sufficient Cash on hand to pay all Allowed Administrative, Other Secured, Ad Valorem Tax and Priority Claims; (ii) the Liquidating Trustee determines that there is sufficient Cash on hand to pay -- in his reasonable prudent business judgment upon advice of counsel -- the ultimate Allowed amount of Disputed Administrative, Other Secured, Ad Valorem Tax and Priority Claims after such Disputed Claims have been either consensually resolved or liquidated by Final Order of the Court, unless any Holder of such Allowed Administrative, Other Secured, Ad Valorem Tax or Priority Claim expressly waives the requirement that there be sufficient Cash on hand to pay such Holder's claim; and (iii) all actions have been taken with respect to the dissolution or merger of Subsidiary Debtors that the Liquidating Trustee (in its sole and exclusive discretion) determines to be necessary or appropriate prior to the transfer of assets pursuant Section 9.1(c) of this Plan; PROVIDED that if, on or prior to such date, all such conditions to the Effective Date as set forth in Article Thirteen have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date as set forth in Article Thirteen have been satisfied or waived or such later date as the Debtors and Liquidating Trustee may jointly determine; PROVIDED FURTHER that the Effective Date may not occur on a date greater than 360 days after the Confirmation Date unless such 360 day period is extended by agreement of both the Debtors and the Liquidating Trustee.

                ENTITY: Any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, entity, trust, trustee, United

States trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.

                EXCLUDED ASSETS: Assets of the Debtors, as defined in Section
2.2 of the Asset Purchase Agreement, which are not being acquired by Cerberus.

                EXPENSE RESERVE ACCOUNT: The account to be established by the Liquidating Trust as of the Confirmation Date (or as soon as reasonably practicable thereafter) to hold Cash reserved for the payment of costs and expenses of the Liquidating Trust or the Debtors, as the case may be.

                EXTINGUISHED/EXTINGUISHMENT: A claim that is eliminated and discharged by offset, distribution, cancellation or contribution of such claim or otherwise, as determined by the Debtors.

                FILING DATE: November 13, 2001, which was the date on which each of the Debtors filed a voluntary petition for relief commencing the Chapter 11 Cases.

                FINAL DECREE: A final decree closing the Chapter 11 Cases as described in Bankruptcy Rule 3022.

                FINAL DISTRIBUTION: The distribution of the Final Distribution Assets on the Termination Date pursuant to Section 9.3(d).

                FINAL DISTRIBUTION ASSETS: All assets held by the Liquidating Trust on the Termination Date other than the Wind-Up Reserve.

                FINAL ORDER: An order, ruling or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for CERTIORARI, or move for reargument or rehearing has expired and as to which no appeal, petition for CERTIORARI, or other proceedings for reargument or rehearing shall then be pending, or as to which any right to appeal, petition for CERTIORARI, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Liquidating Trust or, in the event that an appeal, writ of CERTIORARI, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or CERTIORARI, reargument or rehearing shall have been denied and the time to take any further appeal, petition for CERTIORARI or move for reargument or rehearing shall have expired; PROVIDED, HOWEVER, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

                FIRST ADMINISTRATIVE EXPENSE BAR DATE: March 18, 2004, which was the deadline set by the First Administrative Expense Bar Date Order for filing requests for payment of Administrative Expenses incurred from the Filing Date up to and including January 30, 2004, except for requests for payment of Administrative Expenses incurred by former employees of the Debtors. Such deadline did not apply to applications for allowance of compensation and the reimbursement of expenses pursuant to sections 327, 328, 330, 331, or 503(b) of the Bankruptcy Code filed by professional persons for services rendered during this time period.

                FIRST ADMINISTRATIVE EXPENSE BAR DATE ORDER: The order of the Bankruptcy Court dated January 30, 2004 which set the First Administrative Expense Bar Date.

                GENERAL UNSECURED CLAIMS: A Claim against any Debtor that is not a Secured Claim, Other Secured Claim, Ad Valorem Tax Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim, or Intercompany ANC Claim. Without limiting the foregoing, General Unsecured Claim shall include any Deficiency Claim.

                GERMAN DEBTORS: The following ANC subsidiaries which are in insolvency proceedings in Germany: Republic Industries Autovermietung GmbH, Republic Industries Fuhrpark Leasing GmbH and Republic Industries (German Holdings) GmbH.

                GERMAN INTERCOMPANY ANC CLAIMS: The claims, whether secured or unsecured of a Debtor against a German Debtor, net of any claims that a German Debtor may hold against any of the Debtors.

                HOLDER: Any Entity that holds a Claim or Interest.

                IMPAIRED: Any Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

                INDEMNIFICATION CLAIMS: Any Claims arising out of obligations or rights of the Debtors to indemnify or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to the Debtors' certificate of incorporation, bylaws, policy or other agreement which provides employee indemnification, or applicable state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act, conduct or omission to act related to an Indemnitee's service with, for or on behalf of the Debtors.

                INDEMNITEE: All present and former directors, officers, employees, agents, advisors or representatives of the Debtors who are entitled to assert Indemnification Claims.

                INITIAL DISTRIBUTION DATE: The date of the initial distribution of assets to the holders of Allowed Claims.

                INTERCOMPANY ANC CLAIMS: Any claim, whether secured or unsecured, of an ANC Affiliate against one another, or against ANC (or that ANC may hold against such Affiliate).

                INSTRUMENT: Any share of stock, security, promissory note or other "Instrument" within the meaning of that term as defined in section 9-102(47) of the UCC.

                INTERESTS: All equity interests in a Debtor, including, but not limited to, shares of common stock and any rights, options, warrants, calls, subscriptions or other similar rights or agreements, commitments or outstanding securities obligating a Debtor to issue, transfer or sell any shares of capital stock of a Debtor.

                LCPI: Lehman Commercial Paper Inc., in its capacities as administrative agent and lender under the Supplemental Facility, and in its capacities as syndication agent and lender under the Senior Loan Agreement.

                LEHMAN:  Collectively, Lehman Brothers and LCPI.

                LEHMAN BROTHERS: Lehman Brothers Inc., in its capacities as arranger and lender under the Senior Loan Agreement.

                LEHMAN SECURED CLAIM. Lehman's Allowed secured Claim of $180 million on account of the Senior Loan Agreement that was approved by the Bankruptcy Court on March 19, 2003 as part of a settlement agreement between the Debtors, Committee and Lehman.

                LIQUIDATING TRUST: The trust described in Section 9 of the Plan to be established under New York trust law that will effectuate the wind down of the Debtors, and make distributions to the Holders of Other Secured Claims, Ad Valorem Tax Claims, Allowed Priority Tax Claims, Other Priority Claims and General Unsecured Claims. With respect to any action required or permitted to be taken by the Liquidating Trust, the term includes the Liquidating Trustee or any other person authorized to take such action in accordance with the Liquidating Trust Agreement.

                LIQUIDATING TRUST AGREEMENT: The agreement and declaration of trust establishing the Liquidating Trust in conformity with the provisions of this Plan, which shall be approved in the Confirmation Order and entered into by the Debtors, on behalf of the beneficiaries, and the Liquidating Trustee on the Confirmation Date pursuant to the terms of the Plan, annexed hereto as Exhibit A.

                LIQUIDATING TRUSTEE: A Person to be designated by the Committee (in consultation with the Debtors) to serve as the manager of the Liquidating Trust, and any successor thereto.

                MARKET RATE: The rate of interest per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) equal to the yield equivalent (as determined by the Secretary of the Treasury) of the average accepted auction price for the last auction of one-year United States Treasury bills settled at least fifteen (15) days prior to the Effective Date.

                NON-ACQUIRED FOREIGN SUBSIDIARIES: The following foreign subsidiaries that were not acquired by the Purchaser: ANC Rental (Europe), Guy Salmon USA, Inc., Republic Guy Salmon Partner, Inc., Republic Industries (German Holdings) GmbH, Alamo Rent-A-Car (Vienna) GmbH, Republic Industries Autovermietung GmbH, ANC Handeks GmbH & Co. KG, Republic Industries Fuhrpark Leasing GmbH, Alamo-CC Raule Autovermietung-erwaltungs GmbH, National Car Rental System (New Zealand) Limited, National Car Rental System (Hong Kong) Limited, National Car Rental System do Brasil Empreendimentos Ltda. and Alamo Renta A Car Locadora De Automoveis Ltda.

                OTHER PRIORITY CLAIM: Any Claim, other than a Priority Tax Claim or an Administrative Expense, which is entitled to priority of payment under section 507(a) of the Bankruptcy Code.

                OTHER SECURED CLAIM: Any Secured Claim other than an Ad Valorem Tax Claim, Lehman Secured Claim, or Secured Claim satisfied pursuant to the Sale Order or Sale Transaction.

                PERSON: An individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit or other entity.

                PLAN: This amended joint chapter 11 liquidating plan of the Debtors and the Committee, together with all exhibits hereto, as the same may be amended and modified from time to time in accordance with section 1127 of the Bankruptcy Code.

                POST-PETITION INDEMNIFICATION CLAIMS: The meaning given to such term in Section 9.6.

                PRE-PETITION INDEMNIFICATION CLAIMS: The meaning given to such term in Section 9.6.

                PRIORITY CLAIM: Claim that is a Priority Tax Claim or an Other Priority Claim.

                PRIORITY TAX CLAIM: Any Claim which is entitled to priority of payment under section 507(a)(8) of the Bankruptcy Code.

                PRO RATA SHARE: A proportionate share, so that the ratio of the amount of property distributed on account of an Allowed Claim or a Disputed Claim when a distribution is to be made to a Disputed Claims Reserve Trust, as the case may be, in a class is the same as the ratio such Claim bears to the total amount of all Claims (including Disputed Claims until disallowed) in such class.

                REINSTATE: To leave unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim, in accordance with Section 1124 of the Bankruptcy Code.

                RELATED DOCUMENTS: This Plan and all documents necessary to consummate the transactions contemplated by this Plan.

                RELEASED CLAIMS: All preference or other avoidance claims or actions of any Debtor arising out of Sections 544 through 553, inclusive, of the Bankruptcy Code (i) against the Acquired Subsidiaries (as defined in the Asset Purchase Agreement), (ii) against Purchaser or its Affiliates or (iii) relating to an Assigned Contract (as defined in the Asset Purchase Agreement) or a Current Asset (as defined in the Asset Purchase Agreement) as of the closing of the Sale Transaction.

                SALE ORDER: The Order of the Bankruptcy Court dated September 3, 2003, which Order appears on the docket of the Chapter 11 Cases as docket no. 5236.

                SALE TRANSACTION: The sale of substantially all of the Debtors' assets to Vanguard Car Rental USA Inc., a wholly owned subsidiary of Cerberus.

                SCHEDULES: The schedule of assets and liabilities filed by the Debtors with the Bankruptcy Court on January 16, 17 and 18, 2002 in accordance with section 521(1) of the Bankruptcy Code, and any supplements and amendments thereto.

                SECOND ADMINISTRATIVE EXPENSE BAR DATE: Forty-five (45) days from the date of the mailing of the notice of the Second Administrative Expense Bar Date, which is the deadline described in Article 2.2 of the Plan for filing requests for payment of Administrative Expenses incurred (i) from January 31, 2004 up to and including the Confirmation Date, and (ii) by former employees of the Debtors. Such deadline shall not apply to applications for a final allowance of compensation and the reimbursement of expenses pursuant to sections 327, 328, 330, 331, or 503(b) of the Bankruptcy Code filed by professional persons for services rendered through and including the Confirmation Date, which applications are treated in Article 2.3 of the Plan.

                SECURED CLAIM: Any Claim secured by a Lien on any Asset of the Debtor, or right of setoff, which Lien or right of setoff, as the case may be, is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value, pursuant to Section 506(a) of the Bankruptcy Code, of any interest of the holder of the Claim in property of the Estate(s) securing such Claim.

                SECURED CLAIMS ACCOUNT: The account established on the Effective Date by the Liquidating Trustee to provide for the payment of Disputed Secured Claims that are Allowed and unpaid after the Effective Date.

                SUBSIDIARY COMMON STOCK: Collectively, all common stock of the Debtors (other than ANC) issued and outstanding as of the Filing Date.

                SUBSIDIARY COMMON STOCK INTEREST: Any Interest evidenced by Subsidiary Common Stock.

                SENIOR LOAN AGREEMENT: The Amended and Restated Senior Loan Agreement, dated as of June 30, 2000, as amended (the "Senior Loan Agreement"), among ANC and Lehman in an aggregate principal amount of $225 million.

                SUBSIDIARY DEBTORS: All of the Debtors other than ANC.

                TERMINATION DATE: The date upon which the Liquidating Trustee has made the Final Distribution from the Liquidating Trust pursuant to section 9.3(d) of the Plan and has filed all appropriate documentation with the Court and, if necessary, other relevant governmental authorities.

                TRANSFER: As a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

                UCC: The Uniform Commercial Code in effect in the State of New York as of the date hereof, as applicable.

                UNCLAIMED DISTRIBUTION: Distributions to holders of Allowed Claims that are returned as undeliverable.

                UNCLAIMED DISTRIBUTIONS RESERVE: The reserve created with the Unclaimed Distributions that are returned as undeliverable, which may be claimed after the Effective Date.

                UNIMPAIRED: Any Class of Claims or Interests that is not Impaired.

                VOTING DEADLINE: The date established in the order of the Bankruptcy Court approving the Disclosure Statement as the deadline by which votes to accept or reject this Plan must be received.

                WIND-UP RESERVE: As more fully described in the Liquidating Trust Agreement, a Cash reserve to be established by the Liquidating Trustee at the time of making a final distribution to creditors for purposes of paying the expenses of such final distribution and winding up the affairs of the Liquidating Trust after such final distribution, including the projected costs of dissolving the Liquidating Trust, preparing final tax returns, filing reports or other documents in the Chapter 11 Cases or under applicable non-bankruptcy law, and storing or disposing of records and any other property of the Liquidating Trust.

                                   ARTICLE TWO

                      TREATMENT OF ADMINISTRATIVE EXPENSES

                2.1. ADMINISTRATIVE EXPENSES. Except to the extent that any Entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, all Administrative Expense Claims shall be reconciled and all Allowed Administrative Expense Claims shall receive Cash from the Debtors or the Liquidating Trust, as the case may be, in an amount equal to the Allowed Administrative Expense Claim, as soon as practicable as such Claims are reconciled.

                2.2. ADMINISTRATIVE EXPENSE PROCEDURES.

All requests for payment of Administrative Expenses incurred from the Filing Date up to and including January 30, 2004 were required, pursuant to the First Administrative Expense Bar Date Order, to be filed by the First Administrative Expense Bar Date. All requests for payment of Administrative Expenses incurred from January 31, 2004 up to and including the Confirmation Date must be filed within forty-five (45) days of the mailing of the notice of the Second Administrative Expense Bar Date. The Debtors shall mail notices of the Second Administrative Expense Bar Date to persons who may have Administrative Expense Claims subject to the Second Administrative Expense Bar Date within forty-five
(45) days of the Confirmation Date by first class mail. All Holders of Administrative Expenses Claims incurred from January 31, 2004 up to and including the Confirmation Date, and former employees of the Debtors, that do not file a request for payment pursuant to the Confirmation Order by this Second Administrative Expense Bar Date will forever be barred and enjoined from seeking any payment on account of their Administrative Expense Claim; PROVIDED, HOWEVER, that all applications for a final allowance of compensation and the reimbursement of expenses pursuant to sections 327, 328, 330, 331, or 503(b) of the Bankruptcy Code filed by professional persons for services rendered through and including the Confirmation Date need not be filed by the Second Administrative Expense Bar Date. Such applications are treated in Article 2.3 of this Plan.

                2.3. PROFESSIONAL FEE PROCEDURES. All applications for a final allowance of compensation and the reimbursement of expenses pursuant to sections 327, 328, 330, 331, or 503(b) of the Bankruptcy Code filed by professional persons for services rendered through and including the Confirmation Date (each a "Final Compensation Application") shall be filed with the Bankruptcy Court and served on the Debtors, the Committee, the Liquidating Trustee and the United States Trustee no later than forty-five days after the Confirmation Date. A hearing on the Final Compensation Applications shall be held before the Honorable Mary F. Walrath, United States Bankruptcy Judge for the District of Delaware. Objections to Final Compensation Applications shall be filed with the Bankruptcy Court and served on the professional person seeking compensation to whom the objection is directed so as to be actually received by the date set for such purpose. The Debtors and Committee may seek to adjourn the hearing upon the consent of those parties having filed Final Compensation Applications, or with respect to a particular Final Compensation Application upon the consent of that particular applicant. Professionals employed by the Debtors and the Liquidating Trust who perform services post-Confirmation Date shall not be required to file fee applications for payment of such services. ARTICLE THREE

                        TREATMENT OF PRIORITY TAX CLAIMS

                3.1. PRIORITY TAX CLAIMS. With respect to each Allowed Priority Tax Claim, as soon as practicable after the Effective Date as such Claims are reconciled, each Holder of an Allowed Priority Tax Claim shall be entitled to receive from the Debtors or the Liquidating Trust (as the case may be), Cash, in an amount sufficient to render such Allowed Priority Tax Claim Unimpaired under section 1124 of the Bankruptcy Code or such other treatment as to which the Debtors, the Liquidating Trust and such Holder shall have agreed upon in writing. Notwithstanding the forgoing, and to the extent that there are funds available to the Liquidating Trust to make distributions to Allowed Priority Tax Claims on the Effective Date, the Liquidating Trust may make in its discretion interim distributions to Allowed Priority Tax Claims pursuant to Section 9.3 of this Plan.

                3.2. FULL SETTLEMENT. The distributions provided for in Section
3.1 are in full settlement, release and discharge of all Priority Tax Claims.

                                  ARTICLE FOUR

                     CLASSIFICATION OF CLAIMS AND INTERESTS

                4.1. DESIGNATION OF CLASSES PURSUANT TO SECTIONS 1122 AND 1123(A)(1) OF THE BANKRUPTCY CODE. Set forth below is a designation of classes of Claims and Interests. Administrative Expenses and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code (set forth in Articles Two and Three above) have not been classified and are excluded from the following classes in accordance with section 1123(a)(l) of the Bankruptcy Code.

                4.2. CLAIMS.

                            SECURED CLAIMS. Secured Claims consists of Other
                                     Secured Claims and Ad Valorem Tax Claims.

                            CLASS 1. Class 1 consists of all Other Priority
                                     Claims.

                            CLASS 2. Class 2 consists of all General Unsecured
                                     Claims.

                            CLASS 3. Class 3 consists of all Intercompany ANC
                                     Claims.

                4.3. INTERESTS.

                            CLASS 4. Class 4 consists of all ANC Common Stock
                                     Interests.

                                  ARTICLE FIVE

                     IDENTIFICATION OF CLASSES OF CLAIMS AND
                INTERESTS IMPAIRED AND NOT IMPAIRED BY THIS PLAN

                5.1. CLASSES OF CLAIMS AND INTERESTS IMPAIRED BY THIS PLAN AND ENTITLED TO VOTE.

General Unsecured Claims (Class 2) are Impaired by this Plan and the Holders of Allowed Claims in such Class are entitled to vote to accept or reject this Plan.

                5.2. CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN AND CONCLUSIVELY PRESUMED TO ACCEPT THIS PLAN. Other Secured Claims, Ad Valorem Tax Claims and Other Priority Claims (Class 1) are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, the Holders of such Claims are conclusively presumed to accept this Plan, and the acceptances of such Holders will not be solicited.

                5.3. CLASSES OF CLAIMS AND INTERESTS IMPAIRED BY THIS PLAN AND DEEMED NOT TO HAVE ACCEPTED THIS PLAN. Intercompany ANC Claims (Class 3) and ANC Common Stock Interests (Class 4) are Impaired by this Plan and do not receive or retain any property under this Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of Intercompany ANC Claims and ANC Common Stock Interests are deemed not to have accepted this Plan, and the acceptance of such Holders will not be solicited.

                                   ARTICLE SIX

                        TREATMENT OF CLAIMS AND INTERESTS


                6.1. SECURED CLAIMS.

                (a) OTHER SECURED CLAIMS

                        (i) TREATMENT. As soon as practicable after such Other Secured Claims are reconciled, at the sole election of the Liquidating Trustee, each Holder of an Allowed Other Secured Claim shall be: (a) paid in full in Cash in an amount equal to the Allowed amount of such Secured Claim; (b) satisfied by returning to the Holder of such Secured Claim the Collateral securing such Allowed Secured Claim; (c) paid and/or satisfied through any combination of subparagraphs (a) and (b) of this Section 6.1. of the Plan; or (d) treated as may otherwise be agreed upon by the Holder of such Secured Claim and the Liquidating Trustee.

                        (ii) FULL SETTLEMENT. The distributions provided in this
Section 6.1(a) are in full settlement, release and discharge of each Holder's Other Secured Claim.

Holders of Other Secured Claims are not Impaired.

                (b) AD VALOREM TAX CLAIMS

                        (i) TREATMENT. As soon as practicable after such Ad Valorem Tax Claims are reconciled, each Holder of an Allowed Ad Valorem Tax Claim shall receive payment in full from the Ad Valorem Tax Escrow established pursuant to the Sale Order; PROVIDED, HOWEVER, that in the event that the amounts in the Ad Valorem Tax Escrow are insufficient to pay any Allowed Ad Valorem Tax Claim, the Debtors or the Liquidating Trust, as the case may be, shall pay to the Holder of the Allowed Ad Valorem Tax Claim an amount equal to such insufficiency as soon as practicable after the Effective Date as such Claims are reconciled.

                        (ii) FULL SETTLEMENT. The distributions provided in this
Section 6.1(b) are in full settlement, release and discharge of each Holder's Ad Valorem Tax Claim.

Holders of Ad Valorem Tax Claims are not Impaired.

                6.2. OTHER PRIORITY CLAIMS (CLASS 1).

                (a) TREATMENT. As soon as practicable after the Effective Date as such Claims are reconciled, each Holder of an Allowed Other Priority Claim shall be entitled to receive from the Liquidating Trust, Cash, in an amount sufficient to render such Allowed Other Priority Claim Unimpaired under section 1124 of the Bankruptcy Code or such other treatment as to which the Liquidating Trust and such Holder shall have agreed upon in writing. Notwithstanding the forgoing, and to the extent that there are funds available to the Liquidating Trust to make distributions to Allowed Other Priority Claims on the Effective Date, the Liquidating Trust may in its discretion make interim distributions to Allowed Other Priority Claims pursuant to Section 9.3(a) of this Plan.

                (b) FULL SETTLEMENT. The distributions provided in this Section
6.2 are in full settlement, release and discharge of each Holder's Other Priority Claim.

Class 1 is not Impaired.

                6.3. GENERAL UNSECURED CLAIMS (Class 2).

                (a) TREATMENT. As soon as practicable after (i) the Effective Date, (ii) the date of receipt by the Liquidating Trust of sufficient funds to allow for distributions to be made, and (iii) the date on which all Priority Claims have either been Disallowed or Allowed and paid in full or the date on which the Disputed Priority Claims Reserve Trust has been funded with an amount of Cash sufficient to pay all Disputed Priority Claims in full, each Holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share distribution of all funds available to the Liquidating Trust or such other treatment as to which the Debtors and the Committee, or the Liquidating Trust, and such Holder shall have agreed upon in writing. Notwithstanding the forgoing, and to the extent that there are funds available to the Liquidating Trust after payment of all Priority Tax and Other Priority Claims, the Liquidating Trust may make interim distributions to Allowed General Unsecured Claims pursuant to Section 9.3(b) of this Plan.

                (b) FULL SETTLEMENT. The distributions provided in this Section
6.3 are in full settlement, release and discharge of each Holder's General Unsecured Claim and all other Claims, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or Instruments upon which such General Unsecured Claim is based.

Class 2 is Impaired.

                6.4. INTERCOMPANY ANC CLAIMS (CLASS 3). On or prior to the Effective Date, all Intercompany ANC Claims, with the exception of the German Intercompany ANC Claims and any exceptions specifically identified by Debtors, will be Extinguished and no distributions from the Liquidating Trust will be made in respect of such Intercompany ANC Claims.

Class 3 is Impaired.

                6.5. ANC COMMON STOCK INTERESTS (CLASS 4). On the Effective Date, all ANC Common Stock Interests will be extinguished and no distributions will be made in respect of such ANC Common Stock Interests.

Class 4 is Impaired.

                                 ARTICLE SEVEN

                 ACCEPTANCE OR REJECTION OF THIS PLAN; EFFECT OF
                        REJECTION BY ONE OR MORE IMPAIRED
                         CLASSES OF CLAIMS OR INTERESTS

                7.1. IMPAIRED CLASSES OF CLAIMS ENTITLED TO VOTE. General Unsecured Claims (Class 2) are Impaired and the Holders of Allowed Claims in such Class are entitled to vote to accept or reject this Plan.

                7.2. ACCEPTANCE BY AN IMPAIRED CLASS OF CREDITORS. Consistent with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class that have timely and properly voted to accept or reject this Plan.

                7.3. CLASSES OF CLAIMS AND INTERESTS NOT IMPAIRED BY THIS PLAN AND CONCLUSIVELY PRESUMED TO ACCEPT THIS PLAN. Other Secured Claims, Ad Valorem Tax Claims, and Other Priority Claims (Class 1) are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, the Holders of such Claims and Interests are conclusively presumed to accept this Plan, and the acceptances of such Holders will not be solicited.

                7.4. CLASSES OF CLAIMS AND INTERESTS DEEMED NOT TO HAVE ACCEPTED THIS PLAN. Intercompany ANC Claims (Class 3) and ANC Common Stock Interests (Class 4) are Impaired by this Plan and do not receive or retain any property under this Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of Intercompany ANC Claims and ANC Common Stock Interests are deemed not to have accepted this Plan, and the acceptance of such Holders will not be solicited.

                7.5. CONFIRMATION PURSUANT TO SECTION 1129(B) OF THE BANKRUPTCY CODE. With respect to any Class that does not accept this Plan, the Debtors and the Committee intend to request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code.

                                  ARTICLE EIGHT

                    UNEXPIRED LEASES AND EXECUTORY CONTRACTS

                8.1. REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Any executory contracts or unexpired leases which have not expired by their own terms on or prior to the Confirmation Date, which have not been assumed, assumed and assigned, or rejected with the approval of the Bankruptcy Court, or which the Debtors have obtained the authority to reject but have not rejected as of the Confirmation Date, or which are not the subject of a motion to assume the same pending as of the Confirmation Date, shall be deemed rejected by the Debtors on the Confirmation Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.

                8.2. BAR DATE FOR REJECTION DAMAGES. Unless otherwise provided by an order of the Bankruptcy Court entered prior to the Confirmation Date, a proof of claim with respect to any Claim against the Debtors arising from the rejection of any executory contract or unexpired lease pursuant to an order of the Bankruptcy Court must be filed with the Bankruptcy Court within (a) the time period established by the Bankruptcy Court in an order of the Bankruptcy Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Bankruptcy Court approving such rejection. Any Entity that fails to file a proof of claim with respect to its Claim arising from such a rejection within the periods set forth above shall be forever barred from asserting a Claim against the Debtors or the property or interests in property of the Debtors or the Liquidating Trust. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be classified as General Unsecured Claims (Class 2) under this Plan, as appropriate.

                                  ARTICLE NINE

                           IMPLEMENTATION OF THIS PLAN

                9.1. THE LIQUIDATING TRUST

                (a) INCORPORATION OF LIQUIDATING TRUST AGREEMENT. The Liquidating Trust Agreement is incorporated herein in full and is made a part of this Plan as if set forth herein.

                (b) ESTABLISHMENT AND ADMINISTRATION OF LIQUIDATING TRUST.

                        (i) On the Confirmation Date, the Liquidating Trust shall be established according to the Liquidating Trust Agreement. Upon execution and delivery of the Liquidating Trust Agreement, the Liquidating Trustee shall be authorized to take all other steps necessary to complete the formation of the Liquidating Trust; PROVIDED THAT prior to the Confirmation Date, the Debtors or the Liquidating Trustee, as applicable, may act as organizers of the Liquidating Trust and take such steps in furtherance thereof as may be necessary, useful or appropriate under applicable law to ensure that the Liquidating Trust shall be formed and in existence as of the Confirmation Date. Except as shall otherwise be set forth in the Confirmation Order with respect to the Non-Acquired Foreign Subsidiaries, from and after the Confirmation Date the Debtors or Liquidating Trust, as the case may be, shall have the authority to dissolve or merge the Debtors' corporations. The Liquidating Trust shall be administered by the Liquidating Trustee. From and after the Confirmation Date, the Liquidating Trustee shall be deemed to have all corporate governance power over the Debtors in connection with all post-confirmation activities.

                        (ii) It is intended that the Liquidating Trust be classified for federal income tax purposes as a "liquidating trust" within the meaning of Treasury Regulations Section 301.7701-4(d) and as a "grantor trust" within the meaning of Sections 671 through 679 of the Internal Revenue Code. In furtherance of this objective, the Liquidating Trustee shall, in its business judgment, make continuing best efforts not to unduly prolong the duration of the Liquidating Trust. All assets held by the Liquidating Trust on the Effective Date shall be deemed for federal income tax purposes to have been distributed by the Debtors pro rata to Holders of Allowed Priority Claims and Allowed General Unsecured Claims and then contributed by such Holders to the Liquidating Trust in exchange for beneficial interests in the Liquidating Trust. All Holders have agreed to use the valuation of the assets transferred to the

Liquidating Trust as established by the Liquidating Trustee for all federal income tax purposes. All of the Liquidating Trust's trust income will be treated as subject to tax on a current basis. The beneficiaries will be treated as the deemed owners of the Liquidating Trust. The Liquidating Trust will be responsible for filing information returns on behalf of the Liquidating Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a). Subject to issuance of definitive guidance to the contrary, the Liquidating Trustee will treat each of the Disputed Claims Reserve Trusts as a discrete trust, subject to a separate entity-level tax.

                (c) ASSETS OF THE LIQUIDATING TRUST. On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors will transfer and assign to the Liquidating Trust all property and assets of the Debtors that have neither been abandoned nor sold under the Asset Purchase Agreement, including without limitation, all Cash and Cash equivalents, the AutoNation Settlement Proceeds, all Debtor Claims not assigned under the Asset Purchase Agreement to Vanguard Car Rental USA Inc., all rights of the Debtors to their portion of the Avis/Hertz Claims, all rights of the Debtors to the Business Interruption Insurance Claim(1) and any other remaining assets of the Debtors, with the exception of any assets specifically designated by the Debtors. If the Effective Date does not occur within the time provided for in the plan (as may be extended), the Expense Reserve Account shall be transferred to the Debtors. Except as shall otherwise be set forth in the Confirmation Order with respect to the Non-Acquired Foreign Subsidiaries, on and after the Effective Date, the Liquidating Trustee shall have discretion with respect to the timing of the transfer of assets and/or the extinguishments of any stock of any non-debtor subsidiaries. Additionally, any checks of the Debtors that remain uncashed six
(6) months after the Confirmation Date shall revert to the Debtors or Liquidating Trust, as the case may be. The Liquidating Trust will hold and administer the following assets: (i) the Expense Reserve Account; (ii) the Distribution Reserve Account; (iii) all Debtor Claims, if any; and (iv) any other Assets of the Debtors that are neither abandoned nor distributed on the Effective Date. The Liquidating Trust will also hold and administer the Unclaimed Distributions Reserve, and the Liquidating Trustee shall administer the Disputed Claims Reserve Trusts. Any remaining office equipment, supplies, leases, etc., of the Liquidating Trust shall be sold by the Debtors or the Liquidating Trustee, as the case may be, for Cash or cash equivalents.

                (d) EXPENSE RESERVE ACCOUNT. On the Confirmation Date, or as soon as reasonably practicable thereafter, the Liquidating Trust will establish the Expense Reserve Account, to be funded initially with $250,000 (which Lehman has agreed to pay in accordance with the "third party release issue"). On the Effective Date, or as soon as reasonably practicable thereafter, the Liquidating Trust will deposit in the Expense Reserve Account sufficient funds from the Distribution Reserve Account to pay all accrued and projected expenses and costs (including, without limitation, the Wind-Up Reserve or any Administrative Expenses that may remain or that may be incurred by the Liquidating Trust up to the Effective Date) of the Liquidating Trust to be incurred through the Termination Date. All funds or other property that are reallocated by either of the Disputed Claims Reserve Trusts to the Liquidating Trust shall (a) to the extent that there are insufficient funds in the Expense Reserve Account to pay the fees and expenses of the Liquidating Trust, be used to pay the fees and expenses of the Liquidating Trust as and to the extent set forth in the Plan and the Liquidating Trust Agreement, and (b) thereafter be distributed by the Liquidating Trust in accordance with the provisions of the Plan.


---------------------
(1) Notwithstanding anything contained herein to the contrary, this provision shall not be read to cause or create an assignment of any insurance policy to the Liquidating Trust to the extent that such assignment would cause abrogation of any insurance coverage rights thereunder.

                (e) SECURED CLAIMS ACCOUNT. On the Effective Date, or as soon as reasonably practicable thereafter, the Liquidating Trust may establish the Secured Claims Account.

                (f) INTERESTS IN THE LIQUIDATING TRUST.

                        (i) PRIORITY CLAIMS AND CLASS 1 INTERESTS: On the Effective Date, each Holder of an Allowed Priority Claim shall, by operation of the Plan, receive an uncertificated Class 1 Interest in the Liquidating Trust. Class 1 Interests reserved for Disputed Priority Claims shall be issued by the Liquidating Trust to, and held by the Liquidating Trustee in, the Disputed Priority Claims Reserve Trust pending allowance or disallowance of such Claims.

                        (ii) GENERAL UNSECURED CLAIMS AND CLASS 2 INTERESTS: On the Effective Date, each Holder of an Allowed Class 2 General Unsecured Claim shall, by operation of the Plan, receive an uncertificated Class 2 Interest in the Liquidating Trust. Class 2 Interests reserved for Disputed General Unsecured Claims shall be issued by the Liquidating Trust to, and held by the Liquidating Trustee in, the Disputed General Unsecured Claims Reserve Trust pending allowance or disallowance of such Claims.

                        (iii) No other entity, including without limitation the Debtors, shall have any interest, legal, beneficial, or otherwise, in the Liquidating Trust or its assets or Causes of Action or Debtor Claims upon their assignment and Transfer to the Liquidating Trust.

                9.2. INITIAL DISTRIBUTION OF ASSETS AND CREATION OF RESERVES AND ACCOUNTS.

As soon as reasonably practicable after the Effective Date, the Liquidating Trustee shall:

                (a) either (i) pay in full in Cash the Allowed amount of a Secured Claim, (b) satisfy by returning to the Holder of a Secured Claim the Collateral securing such Allowed Secured Claim, (c) pay and/or satisfy such Allowed Secured Claim through any combination of subparagraphs (a) and (b) of
Section 2.2 of the Plan, or (d) treat the Claim as may otherwise be agreed upon by the Holder of such Secured Claim and the Liquidating Trustee;

                (b) pay in full all Allowed Ad Valorem Tax Claims from the Ad Valorem Tax Escrow established pursuant to the Sale Order; provided, HOWEVER, in the event that the Ad Valorem Tax Escrow is insufficient to pay any Allowed Ad Valorem Tax Claim in full, the Liquidating Trustee shall pay to the Holder of the Allowed Ad Valorem Tax Claim an amount equal to such insufficiency; PROVIDED FURTHER, HOWEVER, that nothing in this Plan or in the Confirmation Order shall prevent the Debtors from paying holders of Allowed Ad Valorem Tax Claims prior to the Effective Date, and the Debtors shall be authorized to make such payments;

                (c) pay in full all Allowed Priority Claims, if sufficient funds exist to make such distributions as is economically practicable in the judgment of the Liquidating Trustee;

                (d) transfer a Pro Rata Share of Cash to the Disputed Priority Claims Reserve Trust for the account of each Holder of a Disputed Priority Claim;

                (e) pay each Disputed Priority Claim from the Disputed Priority Claims Reserve Trust on the last Business Day of the first month following the end of the fiscal quarter in which, and to the extent, such Claim becomes an Allowed Claim, if sufficient funds exist to make such distribution economically practicable in the judgment of the Liquidating Trustee;

                (f) retransfer, when all Disputed Priority Claims have been either Allowed and paid, disallowed, or withdrawn, to the Distribution Reserve Account any Remaining Funds from the Disputed Priority Claims Reserve Trust; and

                (g) distribute all Cash that is not payable to or reserved for the Expense Reserve Account, or any other payments required under the Plan to be made or reserved by the Liquidating Trustee, as follows:

                        (i) distribute a Pro Rata Share of such Cash to each Holder of an Allowed General Unsecured Claim; and

                        (ii) transfer a Pro Rata Share of Cash to the Liquidating Trustee which shall deposit such Pro Rata Share in the Disputed General Unsecured Claims Reserve Trust for the account of each Holder of a Disputed General Unsecured Claim.

                9.3. INTERIM AND FINAL DISTRIBUTIONS TO PRIORITY CLAIMANTS AND GENERAL UNSECURED CREDITORS FROM THE LIQUIDATING TRUST.

                (a) CLASS 1 INTERIM DISTRIBUTIONS. The Liquidating Trustee shall make interim distributions of Cash from the Distribution Reserve Account to Holders of Allowed Priority Claims and to the Disputed Priority Claims Reserve Trust on the last Business Day of the first month following the end of each fiscal quarter, if sufficient funds exist to make such distribution economically practicable in the judgment of the Liquidating Trustee. In addition, to the extent that 43% of the amount of taxable income allocated to the Holders of Allowed Priority Claims (and, in respect of Disputed Priority Claims, the Disputed Priority Claims Reserve Trust) for any taxable year of the Liquidating Trust exceeds the amount distributable from the Liquidating Trust to such Holders in respect of such taxable year, the Liquidating Trustee shall, subject to Section 9.4, make an interim distribution of Cash to such Holders from the Distribution Reserve Account (and, if the amount of Cash held in the Distribution Reserve Account is insufficient for such purpose, from other income, if any, allocated for tax purposes to Holders of Allowed Priority Claims under the Plan) in an amount equal to such excess, with such distributions treated as an advance of (and shall be applied against) future distributions of the Liquidating Trust to such Holders, again, if sufficient funds exist to make such distribution economically practicable, in the judgment of the Liquidating Trustee.

                (b) CLASS 2 INTERIM DISTRIBUTIONS. When all Disputed Priority Claims have been either Allowed and paid, disallowed, or withdrawn, or if the Disputed Priority Claims Reserve Trust is funded with an amount of Cash sufficient to pay all Disputed Priority Claims in full, the Liquidating Trustee shall make interim distributions of Cash from the Distribution Reserve Account to Holders of Allowed General Unsecured Claims and to the Disputed General Unsecured Claims Reserve Trust on the last Business Day of the first month following the end of each fiscal quarter, if sufficient funds exist to make such distribution economically practicable in the judgment of the Liquidating Trustee. In addition, to the extent that 43% of the amount of taxable income allocated to the Holders of Allowed General Unsecured Claims (and, in respect of Disputed General Unsecured Claims, the Disputed General Unsecured Claims Reserve Trust) for any taxable year of the Liquidating Trust exceeds the amount distributable from the Liquidating Trust to such Holders in respect of such taxable year, the Liquidating Trustee shall, subject to Section 9.4, make an interim distribution of Cash to such Holders from the Distribution Reserve Account (and, if the amount of Cash held in the Distribution Reserve Account is insufficient for such purpose, from other income, if any, allocated for tax purposes to Holders of Allowed General Unsecured Claims under the Plan) in an amount equal to such excess, with such distributions treated as an advance of (and shall be applied against) future distributions of the Liquidating Trust to such Holders, again, if sufficient funds exist to make such distributions economically practicable, in the judgment of the Liquidating Trustee.

                (c) INTERIM DISTRIBUTIONS FROM EXPENSE RESERVE ACCOUNT. Subject to the terms and provisions of the Liquidating Trust Agreement, the Liquidating Trustee may, in its discretion, transfer Cash from the Expense Reserve Account to the Distribution Reserve Account for interim distributions in accordance with the provisions of Section 9.3(a) and (b), to the extent that the amount of Cash held in the Expense Reserve Account exceeds the amount that the Liquidating Trustee determines should be retained for purposes of paying the fees and expenses of the Liquidating Trust or any unpaid Administrative Expenses that remain or that were incurred by the Liquidating Trust up to the Effective Date.

                (d) INTERIM DISTRIBUTIONS FROM SECURED CLAIMS ACCOUNT. Subject to the terms and provisions of the Liquidating Trust Agreement, the Liquidating Trustee may, in its discretion, transfer Cash from the Secured Claims Account to the Distribution Reserve Account for interim distributions in accordance with the provisions of Section 9.3(a) and (b), to the extent that the amount of Cash held in the Secured Claims Account exceeds the amount that the Liquidating Trustee determines should be retained for purposes of paying Secured Claims that remain unpaid.

                (e) FINAL DISTRIBUTION. The Liquidating Trust shall be dissolved and its affairs wound up and the Liquidating Trustee shall make the Final Distribution upon the earlier of (i) the date which is 5 years after the Effective Date, and (ii) that date when, (A) in the reasonable judgment of the Liquidating Trustee, substantially all of the assets of the Liquidating Trust have been liquidated and there are no substantial potential sources of additional Cash for distribution; (B) there remain no substantial Disputed Claims; and (C) the Liquidating Trustee is in a position to make the Final Distribution in accordance with applicable law. Notwithstanding the foregoing, on or prior to a date not less than six (6) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Liquidating Trust for one or more finite terms based upon the particular facts and circumstances at that time, if an extension is necessary to the liquidating purpose of the Liquidating Trust. The date on which the Final Distribution is made is referred to as the "TERMINATION DATE." The Liquidating

Trustee shall provide at least thirty (30) days prior notice of the Termination Date to Holders of all Claims, except to the extent such Claims have been disallowed, withdrawn, paid or satisfied in full as of the time such notice is provided.

                        (i) On the Termination Date, the Liquidating Trustee shall

                              (A)   transfer Cash from the Expense Reserve
                                    Account to all unpaid Administrative
                                    Expenses, if any;

                              (B) establish the Wind-Up Reserve with funds from the Expense Reserve Account;

                              (C)   transfer the Expense Reserve Account
                                    residual, including Cash remaining as a
                                    result of undrawn checks written by the
                                    Debtors or the Liquidating Trust, to the Distribution Reserve Account;

                              (D)   transfer Cash remaining in the Secured
                                    Claims Account (i) to all unpaid Secured
                                    Claims; and (ii) to the Distribution Reserve
                                    Account;

                              (E) distribute all Cash held in the Distribution Reserve Account to the Holders of Allowed Priority Claims and if sufficient funds are available, to the Holders of Allowed General Unsecured Claims;

                              (F) distribute any other Final Distribution Assets to Holders of Allowed Claims in accordance with their interests as specified in the Plan; and

                              (G) promptly thereafter, request the Bankruptcy Court enter an order closing the Chapter 11 Cases.

                        (ii) REMAINING FUNDS. All funds withheld from the Final Distribution pursuant to Section 9.4 and any funds remaining in the Wind-Up Reserve after the Liquidating Trustee has performed all of his responsibilities under the Plan shall be paid or distributed as determined in accordance with the Liquidating Trust Agreement; PROVIDED, HOWEVER, that the Liquidating Trustee shall not be required to make DE MINIMIS distributions as described in
                              Section 9.4. The Liquidating Trustee shall be entitled to deduct from any such supplemental distribution his fees and expenses for making such supplemental distribution.

                9.4. DE MINIMIS DISTRIBUTIONS. Any other provision of the Plan notwithstanding, the Liquidating Trustee shall not be required to make interim distributions to each claimant in an amount less than $30.00 or final distributions to each claimant in an amount less than $300.00. Cash allocated to an Allowed Claim but withheld from an interim distribution pursuant to this subsection shall be held by the Liquidating Trustee for the account of and future distribution to the Holder of such Allowed Claim. Cash allocated to an Allowed Claim but withheld from the Final Distribution pursuant to this subsection shall be distributed as provided in Section 9.3(d)(ii) and the Holder of such Allowed Claim shall have no further interest therein or rights with respect thereto.

                9.5. INTENTIONALLY OMITTED.

                9.6. INDEMNIFICATION OBLIGATIONS. Indemnification Claims based upon any act, conduct or omission to act arising out of or relating to any Indemnitee's service with, for or on behalf of the Debtors, before the Filing Date (the "PRE-PETITION INDEMNIFICATION CLAIMS") shall be General Unsecured Claims (subject to Allowance by the Bankruptcy Court or as otherwise provided in this Plan and subject to all rights and defenses the Debtors and/or the Liquidating Trust may have) entitled to the treatment provided for such Claims in the Plan. Indemnification Claims based upon any act, conduct or omission to act arising out of or relating to any Indemnitee's service with, for or on behalf of the Debtors on or after the Filing Date (the "POST-PETITION INDEMNIFICATION CLAIMS") shall be Administrative Claims (subject to Allowance by the Bankruptcy Court or as otherwise provided in this Plan and subject to all rights and defenses the Debtors and/or the Liquidating Trust may have) and, subject to the notice provisions of this Section of the Plan, shall remain in full force and effect on and after the Effective Date as rights against the Liquidating Trust. Indemnification Claims covered under the Debtors' D&O Insurance relating to any act, conduct or omission to act arising out of or relating to any Indemnitee's service with, for or on behalf of the Debtors before, on or after the Filing Date (the "D&O INDEMNIFICATION CLAIMS") shall remain in full force and effect on and after the Effective Date as rights against the issuers of the Debtors' D&O Insurance. The Pre-Petition, Post-Petition and D&O Indemnification Claims shall not be modified, reduced, discharged or otherwise affected in any way by the Chapter 11 Cases, except as specifically provided in the Plan. All claims against the Liquidating Trust with respect to Post-Petition Indemnification Claims or the D&O Indemnification Claims must be asserted in writing to the Liquidating Trustee at least five (5) Business Days prior to the Termination Date or be forever barred (as against the Liquidating Trust only). If any such claims are timely asserted, the Final Distribution shall not occur until all such timely asserted claims have been paid in full or disallowed pursuant to an order of the Bankruptcy Court. Timely claims based upon Post-Petition Indemnification Claims that remain after the Confirmation Date, shall be satisfied out of reserves established in the Liquidating Trust Agreement. To the extent an Indemnitee may have Pre-Petition or Post-Petition Indemnification Claims and D&O Indemnification Claims arising out of the same act, conduct or omission to act, nothing in this Section of the Plan shall impair any right of such Indemnitee to pursue the Pre-Petition or Post-Petition Indemnification Claims prior to or instead of the D&O Indemnification Claims, or vice-versa; PROVIDED THAT, to the extent any amounts are actually paid by the Liquidating Trust to such Indemnitee in respect of such Pre-Petition or Post-Petition Indemnification Claims, such Indemnitee is hereby deemed to assign to the Liquidating Trust such Indemnitee's rights to recover such amounts from the issuers of the Debtors' D&O Insurance in respect of the D&O Indemnification Claims (with the Indemnitee retaining all rights to recover from such issuers in respect of such D&O Indemnification Claims for amounts in excess of the amounts actually paid by the Liquidating Trust to such Indemnitee).

                9.7. SUBSTANTIVE CONSOLIDATION. (a) This Plan contemplates and is predicated upon entry of the Confirmation Order effecting the substantive consolidation of the Chapter 11 Cases of the Subsidiary Debtors into the Chapter 11 Case of ANC for the purposes of all actions associated with confirmation and consummation of this Plan and these Chapter 11 Cases.(2) On the Confirmation Date, for the purposes of this Plan and these Chapter 11 Cases and the distributions and transactions contemplated hereby: (i) all assets and liabilities of the Debtors shall be treated as though they were merged; (ii) all pre-Filing Date cross-corporate guarantees of the Debtors shall be eliminated;
(iii) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of the consolidated Debtors; (iv) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; (v) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors in the consolidated Chapter 11 Case of ANC and shall be deemed a single obligation of all of the Debtors under this Plan on and after the Confirmation Date; (vi) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Debtors will be automatically expunged so that only one Claim survives against the consolidated Debtors but in no way shall such claim be deemed Allowed by reason of this Section of the Plan; and
(vii) the consolidated Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Debtor may be offset against claims against such Debtor or another Debtor. On the Confirmation Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other Person shall be discharged, released and of no further force and effect; PROVIDED, HOWEVER, that nothing herein shall affect the obligations of each of the Debtors under this Plan; and PROVIDED FURTHER, that for the avoidance of doubt, Intercompany ANC Claims shall remain in effect on the Confirmation Date.

                (b) Pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under this Plan, the provisions of Section 9.7(a) shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could be brought by a Holder of a Claim or Interest asserting that such Claim or Interest would have received more favorable treatment had substantive consolidation not been effected. This compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable. This Plan shall be approved by the Bankruptcy Court as a settlement of all such Causes of Action and disputes. Entry of the Confirmation Order


----------------------

(2) After the entry of the Confirmation Order effecting the substantive consolidation of the Chapter 11 Cases of the Subsidiary Debtors into a single Chapter 11 Case, the Debtors or the Liquidating Trustee, as the case may be, may take all actions necessary to dissolve or merge under applicable non-bankruptcy law any Subsidiary Debtor that is not needed for the consummation of this Plan. Additionally, all of the Debtors shall be dissolved at the latest by the closing of the last Chapter 11 Case.

shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a Claim or Interest with respect to the matters described in this Section of the Plan.

                9.8. RETENTION AND ENFORCEMENT OF CAUSES OF ACTION AND DEBTOR CLAIMS. Pursuant to section 1123(b)(3) of the Bankruptcy Code, as of the Effective Date, the Liquidating Trust shall retain and shall have the exclusive right, in its discretion, to enforce against any Entity any and all Causes of Action of the Debtors or Debtor Claims, including, without limitation, all Avoidance Actions.

                                   ARTICLE TEN

                        PROVISIONS COVERING DISTRIBUTIONS

                10.1. TIMING OF DISTRIBUTIONS UNDER THIS PLAN. Except as otherwise provided in this Plan, payments and distributions in respect of Allowed Claims shall be made by the Debtors or the Liquidating Trust on the Effective Date or as soon as reasonably practicable after the Liquidating Trust receives sufficient funds (except that the distributions to Holders of Allowed Ad Valorem Tax Claims shall receive a distribution from the Ad Valorem Tax Escrow as soon as reasonably practicable as provided for in this Plan).

                10.2. ALLOCATION OF CONSIDERATION. The aggregate consideration to be distributed to the Holders of Allowed Claims in each Class under this Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

                10.3. CASH PAYMENTS. Cash payments made pursuant to this Plan will be in U.S. dollars. Cash payments to foreign Creditors may be made, at the option of the Liquidating Trustee, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to this Plan in the form of checks issued by the Liquidating Trustee shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Liquidating Trust as set forth in Section 10.7 below.

                10.4. PAYMENT OF STATUTORY FEES. All fees payable pursuant to 28 U.S.C.ss.1930 as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid by the Debtors or the Liquidating Trust on or before the Effective Date.

                10.5. NO INTEREST. Except with respect to Holders of Unimpaired Claims entitled to interest under applicable non-bankruptcy law or as otherwise expressly provided herein, no Holder of an Allowed Claim or Interest shall receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter.

                10.6. WITHHOLDING OF TAXES. The Liquidating Trust shall withhold from any property distributed under this Plan any property which must be withheld for taxes payable by the Entity entitled to such property to the extent required by applicable law. As a condition to making any distribution under this Plan, the Liquidating Trust may request that the Holder of any Allowed Claim provide such Holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws. Proceeds that would have been distributed to a Holder that does not provide the information requested by the Liquidating Trust shall be distributed to other Holders based on their Pro Rata Shares.

                                 ARTICLE ELEVEN

         PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND AVOIDANCE ACTIONS

                11.1. OBJECTIONS TO CLAIMS. Only the Debtors shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims after the Confirmation Date. Only the Liquidating Trust shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims after the Effective Date. The Debtors and the Liquidating Trust shall be fair and equitable in filing, settling, compromising or litigating objections to Disputed Claims. Subject to an order of the Bankruptcy Court providing otherwise, the Debtors and the Liquidating Trust may object to a Claim by filing an objection with the Bankruptcy Court and serving such objection upon the Holder of such Claim not later than one hundred and twenty (120) days after the Confirmation Date or one hundred and twenty (120) days after the filing of the proof of such Claim, whichever is later, or such other date determined by the Bankruptcy Court upon motion to the Bankruptcy Court, which motion may be made without further notice or hearing.

                11.2. PROCEDURE. Unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Debtors and the Liquidating Trust, or until an objection thereto by the Debtors and the Liquidating Trust, is withdrawn, the Debtors and the Liquidating Trust shall litigate the merits of each Disputed Claim until determined by a Final Order; PROVIDED, HOWEVER, that after the Confirmation Date, the Debtors or the Liquidating Trust, as the case may be, subject to the approval of the Bankruptcy Court for settlements deemed "material" in the reasoned view of the Liquidating Trustee, may compromise and settle any objection to any Claim. The Debtors and the Liquidating Trust shall retain outside legal counsel (without the need for Bankruptcy Court approval) in connection with the resolution, administration and prosecution of all matters with respect to Disputed Claims.

                11.3. PAYMENTS AND DISTRIBUTIONS WITH RESPECT TO DISPUTED CLAIMS. Except for distributions to either Disputed Claims Reserve Trust in respect of Disputed Claims, no payments or distributions shall be made in respect of any Disputed Claim until such Disputed Claim becomes an Allowed Claim.

                11.4. SETOFFS. Except with respect to Causes of Action of any nature released pursuant to the Plan or Confirmation Order, the Debtors or the Liquidating Trust may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Claim, the Causes of Action of any nature that the applicable Debtor or the Liquidating Trust may hold against the Holder of such Allowed Claim; provided that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or the Liquidating Trust of any Causes of Action that the Debtor or the Liquidating Trust may possess against such Holder.

                11.5. AVOIDANCE ACTIONS. The Bankruptcy Court's Order Establishing Procedures Governing All Adversary Proceedings Brought Pursuant to 11 U.S.C. ss. 547, which is intended to be entered contemporaneously with the Confirmation Order, is incorporated in full herein and shall continue to be in force following confirmation of this Plan. After the Confirmation Date, the Debtors shall be authorized to settle or otherwise resolve any Avoidance Actions without any further notice to or authorization by the Bankruptcy Court. Additionally, after the Effective Date, the Liquidating Trustee shall be authorized to settle or otherwise resolve any Avoidance Actions without any further notice to or authorization by the Bankruptcy Court.

                                 ARTICLE TWELVE

          DISCHARGE, INJUNCTION, EXCULPATION AND SETTLEMENTS OF CLAIMS

                12.1. INJUNCTION AND EXCULPATION.

                (a) INJUNCTION. THE SATISFACTION AND RELEASE PURSUANT TO SECTIONS 12.1 AND 12.2 OF THIS PLAN, SHALL ACT AS AN INJUNCTION AGAINST ANY ENTITY COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM OR CAUSE OF ACTION SATISFIED OR RELEASED UNDER THIS PLAN. THE INJUNCTION AND RELEASES DESCRIBED IN SECTIONS 12.1 AND 12.2 OF THIS PLAN SHALL APPLY REGARDLESS OF WHETHER OR NOT A PROOF OF CLAIM OR INTEREST BASED ON ANY CLAIM, DEBT, LIABILITY OR INTEREST IS FILED OR WHETHER OR NOT A CLAIM OR INTEREST BASED ON SUCH CLAIM, DEBT, LIABILITY OR INTEREST IS ALLOWED, OR WHETHER OR NOT SUCH ENTITY VOTED TO ACCEPT OR REJECT THIS PLAN. WITHOUT IN ANY WAY LIMITING THE FOREGOING, ALL INJUNCTIONS OR STAYS ENTERED IN THESE CHAPTER 11 CASES AND EXISTING IMMEDIATELY PRIOR TO THE CONFIRMATION DATE SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE. NOTWITHSTANDING ANYTHING CONTAINED IN THIS PLAN TO THE CONTRARY, NOTHING IN THIS PLAN SHALL BE DEEMED TO RELEASE OR AFFECT ANY AVOIDANCE ACTION COMMENCED AS OF THE CONFIRMATION DATE (OR ANY AMENDMENTS TO COMPLAINTS FILED IN THOSE ACTIONS AS APPROPRIATE UNDER THE BANKRUPTCY RULES).

                (b) EXCULPATION. IN CONSIDERATION OF THE DISTRIBUTIONS UNDER THIS PLAN, UPON THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR INTEREST WILL BE DEEMED TO HAVE RELEASED THE DEBTORS, THE COMMITTEE, THE MEMBERS OF THE COMMITTEE IN THEIR CAPACITY AS SUCH, AND EACH OF THE FOREGOING PARTIES' DIRECTORS, OFFICERS, AGENTS, ATTORNEYS, INDEPENDENT ACCOUNTANTS, ADVISORS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND EMPLOYEES (AS

APPLICABLE) EMPLOYED BY THE DEBTORS FROM AND AFTER THE FILING DATE FROM ANY AND ALL CAUSES OF ACTION (OTHER THAN THE RIGHT TO ENFORCE THE DEBTORS' OBLIGATIONS UNDER THIS PLAN) ARISING OUT OF ACTIONS OR OMISSIONS IN CONNECTION WITH, RELATED TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, CONSUMMATION OF THE PLAN OR THE ADMINISTRATION OF THE PLAN, EXCEPT FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. NOTWITHSTANDING ANYTHING CONTAINED IN THIS PLAN TO THE CONTRARY, NOTHING IN THIS PLAN SHALL BE DEEMED TO RELEASE OR AFFECT ANY AVOIDANCE ACTION COMMENCED AS OF THE CONFIRMATION DATE (OR ANY AMENDMENTS TO COMPLAINTS FILED IN THOSE ACTIONS AS APPROPRIATE UNDER THE BANKRUPTCY RULES).

                12.2. GUARANTIES. The classification and the manner of satisfying all Claims under this Plan takes into consideration the possible existence of any alleged guaranties by the Debtors of obligations of any Entity or Entities, and that each Debtor may be a joint obligor with another Entity or Entities with respect to the same obligation. All Claims against the Debtors based upon any such guaranties shall be satisfied and released in the manner provided in this Plan and the Holders of Claims shall be entitled to only one distribution with respect to any given obligation of the Debtors.

                12.3. LIBERTY MUTUAL INSURANCE COMPANY. Notwithstanding anything to the contrary contained in this Plan, any amendments to this Plan or in the Confirmation Order, the terms and provisions of paragraph 15 of the Sale Order, including the rights and protections afforded to Liberty Mutual Insurance Company thereunder, are incorporated into this Plan in full, with such terms and provisions to prevail in the event of any conflict or inconsistency with any term or provision of this Plan, any amendment to this Plan or the Confirmation Order, and the Confirmation Order shall include a provision consistent with the foregoing.

                12.4. AUTONATION.

Notwithstanding anything to the contrary contained in this Plan, any amendments to this Plan or in the Confirmation Order, the terms and provisions of the Debtors' and the Committee's settlement agreement with AutoNation dated April 15, 2003, which has been approved by the Bankruptcy Court, including any rights and protections afforded AutoNation thereunder, are incorporated into this Plan in full, with such terms and provisions to prevail in the event of any conflict or inconsistency with any term or provision of this Plan, any amendment to this Plan or the Confirmation Order.

                                ARTICLE THIRTEEN

                             CONDITIONS PRECEDENT TO
                      CONFIRMATION ORDER AND EFFECTIVE DATE

                13.1. CONDITIONS PRECEDENT TO ENTRY OF THE CONFIRMATION ORDER. The following conditions must occur and be satisfied or waived in accordance with Section 13.3 of this Plan on or before the Confirmation Date for this Plan to be confirmed on the Confirmation Date.

                (a) The Confirmation Order is in form and substance reasonably acceptable to the Debtors and the Committee.

                13.2. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE. The following conditions must occur and be satisfied or waived by the Debtors and the Committee jointly on or before the Effective Date for this Plan to become effective on the Effective Date.

                (a) FINAL ORDER. The Confirmation Order shall have become a Final Order.

                (b) The Confirmation Order shall, among other things provide that:

                        (i) all transfers of property by the Debtors (A) to the Liquidating Trust (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest the Liquidating Trust with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable non-bankruptcy law, (4) shall be exempt from any transfer, sales, stamp or other similar tax (which exemption shall also apply to transfers by the Liquidating Trust), and (5) do not and shall not subject the Liquidating Trustee or Holders of Claims, Interests or property to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (B) to Holders of Claims and Interests under the Plan are for good consideration and value; and

                        (ii)  Upon entry of the Confirmation Order,
                              notwithstanding the Effective Date, the Debtors and the Liquidating Trust, as the case may be, shall have the authority to dissolve the Debtors' corporations.

                (c) The Liquidating Trustee determines that there is sufficient Cash on hand to pay all Allowed Administrative, Other Secured, Ad Valorem Tax and Priority Claims.

                (d) The Liquidating Trustee determines that there is sufficient Cash on hand to pay -- in his reasonable prudent business judgment upon advice of counsel -- the ultimate Allowed amount of Disputed Administrative, Other Secured, Ad Valorem Tax and Priority Claims after such Disputed Claims have been either consensually resolved or liquidated by Final

                        Order of the Court, unless any Holder of such Allowed Administrative, Other Secured, Ad Valorem Tax or Priority Claim expressly waives the requirement that there be sufficient Cash on hand to pay such Holder's claim.

                (e) All actions have been taken with respect to the dissolution or merger of Subsidiary Debtors that the Liquidating Trustee (in its sole and exclusive discretion) determines to be necessary or appropriate prior to the transfer of assets pursuant Section 9.1(c) of this Plan.


                13.3. WAIVER OF CONDITIONS. The Debtors and the Committee may waive one or more of the conditions precedent to the confirmation or effectiveness of this Plan set forth in Sections 13.1 and 13.2 of this Plan, other than the conditions set forth in Sections 13.2(c) and 13.2(d).

                                ARTICLE FOURTEEN

                            MISCELLANEOUS PROVISIONS

                14.1. BANKRUPTCY COURT TO RETAIN JURISDICTION.

The business and assets of the Debtors shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court shall retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Cases, the Liquidating Trust, the Liquidating Trust Agreement or this Plan pursuant to, and for purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to determine any and all disputes relating to Claims and Interests and the allowance and amount thereof;
(b) to determine any and all disputes among creditors with respect to their Claims; (c) to hear and determine any and all Causes of Action and/or Debtor Claims; (d) to consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith; (e) to determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Cases or this Plan; (f) to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order; (g) to enforce the provisions of this Plan relating to the distributions to be made hereunder; (h) to issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of this Plan; (i) to enforce and interpret any provisions of this Plan; (j) to determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of this Plan; (k) to determine the amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code; (l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan and the Related Documents; (m) to hear and determine any issue for which this Plan or any Related Document requires a Final Order of the Bankruptcy Court; (n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy

Code; (o) to hear any other matter not inconsistent with the Bankruptcy Code; and (p) to enter a Final Order closing the Chapter 11 Case.

                14.2. BINDING EFFECT OF THIS PLAN. The provisions of this Plan shall be binding upon and inure to the benefit of the Debtors, the Liquidating Trust, any Holder of a Claim or Interest, their respective predecessors, successors, assigns, agents, officers, managers and directors and any other Entity affected by this Plan.

                14.3. AUTHORIZATION OF CORPORATE ACTION. The entry of the Confirmation Order shall constitute a direction and authorization of the Debtors and the Liquidating Trust to take or cause to be taken any action necessary or appropriate to consummate the provisions of this Plan and the Related Documents prior to and through the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Code without the need for any additional authorizations, approvals or consents.

                14.4. EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS. Any executive officer of any of the Debtors and the Liquidating Trustee shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or Assistant Secretary of any of the Debtors, or the Liquidating Trustee shall be authorized to certify or attest to any of the foregoing actions.

                14.5. TRANSACTIONS ON BUSINESS DAYS. If the Effective Date or any other date on which a transaction may occur under this Plan shall occur on a day that is not a Business Day, the transactions contemplated by this Plan to occur on such day shall instead occur on the next succeeding Business Day.

                14.6. CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS. On the Effective Date, the ANC Common Stock, and any ANC Common Stock Interests, as well as any and all shareholder agreements relating to the ANC Common Stock, shall be canceled. From and after the Confirmation Date, the Debtors shall continue to exist as corporations solely for the purpose of implementing the provisions of this Plan, including without limitation carrying out any post-confirmation obligations the Debtors may have with respect to the transition agreement, dated as of October 2003, by and among the Debtors and Vanguard Rental USA Inc., collections, prosecution of any lawsuits before such prosecution is taken over by the Liquidating Trust on the Effective Date; provided, however, that the Debtors (and then the Liquidating Trustee or an appropriate person directed by him) shall hereby have discretion and authority, without further order of the Bankruptcy Court, to dissolve each of the Debtors or take such other actions consistent with applicable non-bankruptcy law as may be necessary or advisable in order to wind up the affairs and reduce expenses of the Debtors and the Liquidating Trust. The Debtors or the Liquidating Trustee, as the case may be, are authorized, without further order of the Bankruptcy Court, to abandon pursuant to section 554 of the Bankruptcy Code, or otherwise, and to cancel to the fullest extent permitted by applicable law, any or all of the stock of the Non-Acquired Foreign Subsidiaries at any time on or after the Confirmation Date; PROVIDED, HOWEVER, that the Liquidating Trustee shall give Liberty 60 days prior written notice of such proposed act with respect to any of the stock of the Non-Acquired Foreign Subsidiaries that the Debtors or the

Liquidating Trustee intend to abandon (the "Liberty Notice Period") at the following address: Torre Lentz Gamell Gary & Rittmaster, LLP, 100 Jericho Quadrangle, Suite 309, Jericho, NY 11753-2702, Attn: Mark S. Gamell, Esq., fax
(516) 240-8950 with a copy to Angel & Frankel, P.C., 460 Park Avenue, 8th Floor, New York, NY 10022, Attn: John H. Drucker, Esq., fax (212) 752-8393. From the time at which the Liberty Notice Period commences until it expires, and whether or not a default otherwise exists for which the stock of the Non-Acquired Foreign Subsidiaries serves as collateral, Liberty may, by written facsimile notice (the "Liberty Notice") to the Liquidating Trustee (Denis O'Connor, 622 3rd Avenue, 31st Floor, New York, NY 10017 (facsimile - (212) 841-9350)), elect (the "Liberty Election"): (a) to foreclose on the stock of one or more of the Non-Acquired Foreign Subsidiaries and/or (b) otherwise to pursue its rights and remedies with respect to such stock of the Non-Acquired Foreign Subsidiaries to the extent not inconsistent with the provisions of this Plan. In the event Liberty does not give such notice of such election before the expiration of the Liberty Notice Period: (i) the stock of the Non-Acquired Foreign Subsidiaries shall be deemed abandoned and cancelled as provided above effective on the next day following the expiration of the Liberty Notice Period; and (ii) the Debtors, the estates of the Debtors, the Liquidating Trust, the Liquidating Trustee, Liberty, and any successors and /or assigns of the foregoing, shall have no further liens, claims, causes of action, interests or rights in or to the stock of such Non-Acquired Foreign Subsidiaries. Except as provided in subparagraph
(y) below, upon the expiration of the Liberty Notice Period, whether or not Liberty makes the Liberty Election, Liberty shall have no further liens, claims, causes of action and rights in and against the Debtors, the Liquidating Trust, the Liquidating Trustee, any of the Debtors' or Liquidating Trust's property, except the right to enforce the provisions of the Confirmation Order. In the event Liberty makes the Liberty Election, then not more than 30 days following the date upon which Liberty notified the Liquidating Trustee of said election, the Liquidating Trustee shall deliver into possession of Liberty, or its designated representative, stock certificates or other equivalent indicia of ownership under applicable law, bearing no legends, representing all the stock of the German Debtors for which Liberty made such election. From and after the time Liberty makes the Liberty Election, the Debtors and Liquidating Trustee shall take no action which would result in a dissolution or extinguishment of the stock of the Non-Acquired Foreign Subsidiaries. Notwithstanding anything in this Plan or the Confirmation Order to the contrary: (x) no provision of this Plan or of the Confirmation Order authorizing the dissolution of any corporation or the extinguishment of the stock thereof shall permit any such action to be taken with respect to any of the Non-Acquired Foreign Subsidiaries prior to the expiration of the Liberty Notice Period; and (y) if the Effective Date does not occur for any reason within the time permitted under this Plan, if a dissolution by the Debtors, their estates or the Liquidating Trustee of one or more of the Non-Acquired Foreign Subsidiaries, or a cancellation, abandonment, or other extinguishment by the Debtors, their estates or the Liquidating Trustee of the stock any of the Non-Acquired Foreign Subsidiaries described in this Plan or in the Confirmation Order (including without limitation the German Debtors) does not occur, is not effective or is reversed for any reason, or if notwithstanding such dissolution, or such cancellation, abandonment or other extinguishment of such stock, the Debtors or the Liquidating Trustee retain an interest in such stock or there is an issuance of new stock with respect to the entity that is or was as of the Confirmation Date a Non-Acquired Foreign Subsidiary ( a "Successor Non-Acquired Foreign Subsidiary"), the pledges, liens and security interests, and the priority and perfection thereof, of Liberty in the stock of such Non-Acquired Foreign Subsidiary or Successor Non-Acquired Foreign Subsidiary, as the case may be, shall be deemed to be in full force and effect or reinstated without interruption from the dates first granted, in each case automatically and without the necessity of any further filing or action, by or on behalf of Liberty or any other person, including this Court. Nothing contained herein or in the Confirmation Order shall abridge Liberty's rights and remedies with respect to the stock of the Non-Acquired Foreign Subsidiaries.

                14.7. WITHDRAWAL OF THIS PLAN. The Debtors and Committee jointly reserve the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw this Plan. If the Debtors and the Committee jointly revoke or withdraw this Plan, if the Confirmation Date does not occur, or if the Effective Date does not occur then (i) this Plan will be deemed null and void and (ii) this Plan shall be of no effect and shall be deemed vacated, and the Chapter 11 Cases shall continue as if this Plan had never been filed and, in such event, the rights of any Holder of a Claim or Interest shall not be affected nor shall such Holder be bound by, for purposes of illustration only, and not limitation,
(a) this Plan, (b) any statement, admission, commitment, valuation or representation contained in this Plan, the Disclosure Statement, or the Related Documents or (c) the classification and proposed treatment (including any allowance) of any Claim in this Plan.

                14.8. CAPTIONS. Article and Section captions used in this Plan are for convenience only and will not affect the construction of this Plan.

                14.9. METHOD OF NOTICE. All notices required to be given under this Plan, if any, shall be in writing and shall be sent by facsimile transmission (with hard copy to follow), by first class mail, postage prepaid, by hand delivery or by overnight courier to:


                  If to the Debtors to:

                  ANC Rental Corporation
                  200 South Andrews Avenue, 11th Floor
                  Fort Lauderdale, Florida 33301-1864
                  Attn:  John Chapman
                  Fax:       (954) 320-4000

                  with copies to:

                  Blank Rome LLP
                  1201 Market Street
                  Suite 800
                  Wilmington, Delaware 19801
                  Attn:  Bonnie Glantz Fatell
                  Fax: (302) 425-6464

                                    and

                  Fried, Frank, Harris, Shriver & Jacobson LLP
                  One New York Plaza
                  New York, New York  10004
                  Attn: Janice Mac Avoy
                  Fax: (212) 859-4000


                  If to the Committee

                  Young Conaway Stargatt & Taylor, LLP
                  The Brandywine Building
                  1000 West Street, 17th Floor
                  P.O. Box 391
                  Wilmington, Delaware  19899-0391
                  Attn: Brendan L. Shannon
                  Fax: (302) 571-1253

                  -and-

                  Wilmer Cutler Pickering LLP
                  399 Park Avenue
                  New York, New York  10022
                  Attn: Andrew N. Goldman
                  Fax: (212) 230-8888

                  Attorneys for the Committee


                  If to the Liquidating Trustee


                  FTI Consulting, Inc.
                  622 Third Avenue
                  31st Floor
                  New York, NY 10017
                  Attn: Denis O'Connor
                  Fax: (212) 841-9350


Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Bankruptcy Court. Any and all notices given under this Plan shall be effective when received.

                14.10. DISSOLUTION OF COMMITTEES. On the Confirmation Date, any committees appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code shall cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from further duties, responsibilities and obligations relating to and arising from and in connection with these Chapter 11 Cases; PROVIDED, HOWEVER, that following the Confirmation Date, the responsibilities of any such committees and its members and employees or agents shall be limited to the preparation of their respective fee applications, if any.

                14.11. AMENDMENTS AND MODIFICATIONS TO PLAN. This Plan may be altered, amended or modified by the Debtors and the Committee jointly, before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.

                14.12. SECTION 1125(E) OF THE BANKRUPTCY CODE.

                (a) The Debtors and the Committee (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

                (b) The Debtors and each of the members of the Committee (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regards to the distributions under this Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.


                14.13. POST-CONFIRMATION OBLIGATIONS. Under current applicable law, the Debtors and the Liquidating Trust is required to pay fees assessed against the Debtors' estates under 28 U.S.C. ss. 1930(a)(6) until entry of an order closing the Chapter 11 Cases. Subject to a change in applicable law, the Debtors and the Liquidating Trust shall pay all fees assessed against such Debtors' estates under 28 U.S.C. ss. 1930(a)(6) and shall file reports in accordance with the Bankruptcy Court's Local Rules until entry of an order closing the chapter 11 case of each Debtor.

                14.14. DEUTSCHE BANK SECURITIES INC.

Notwithstanding anything in this Plan to the contrary, in the event that the Bankruptcy Court determines, following consideration of the Debtors' and Statutory Creditors' Committee's Joint Objection to Allowance of the Administrative Claim Filed by Deutsche Bank Securities, Inc., dated February 19, 2004 (docket no. 6965), that the amended and restated letter agreement dated as of March 29, 2002, between ANC and Deutsche Bank Securities Inc. (the "Letter Agreement") is not terminated, nothing in this Plan shall be deemed to terminate or reject the Letter Agreement.

Dated: Wilmington, Delaware            ANC RENTAL CORPORATION, ET AL.,
       April 2, 2004                   Debtors and Debtors-In-Possession


                                       By: /s/ John Chapman
                                           -------------------------------------
                                           John Chapman, President


ANC STATUTORY CREDITORS' COMMITTEE

By: /s/ Duncan Robertson
    ----------------------------------------------
    Duncan Robertson
    WestLB AG, New York Branch (formerly known as
    Westdeutsche Landesbank Girozentrale New York Branch)
    Chairperson of the Statutory Creditors' Committee
    with the Support and Approval of the Other Members of the
    Statutory Creditors' Committee: AutoNation, Inc.,
    General Motors Corporation, Perot Systems Corporation
    and Walt Disney World Co. & American Broadcast Companies, Inc.

By: /s/ Michael McWalters
    ----------------------------------------------
    Michael McWalters
    WestLB AG, New York Branch (formerly known as
    Westdeutsche Landesbank Girozentrale New York Branch)
    Chairperson of the Statutory Creditors' Committee
    with the Support and Approval of the Other Members of the
    Statutory Creditors' Committee: AutoNation, Inc.,
    General Motors Corporation, Perot Systems Corporation
    and Walt Disney World Co. & American Broadcast Companies, Inc.